Bank Deposits Pledge Agreement

                                                             3 December 1998


We, King Power Duty Free Co., Ltd., hereinafter called the "Pledgor" have made this agreement and given it to Thai Military Bank Public Company Limited, Head Office, hereinafter called the "Pledgee." Both the Pledgee and the Pledgor agree as follows :

1. The Pledgor agrees to give and pledge the right on bank deposits as well as all rights existing at present and to be existed in the future. The Pledgee agrees to accept the pledge of bank deposits with the evidence of right, namely

     Passbook of Fixed Deposits Account No. 001-3-45475-6 for Baht 125,067,500.

     Total Pledge of Bank Deposits Baht                            125,067,500.

          (One Hundred Twenty-Five Million Sixty-Seven Thousand Five Hundred)

2. The Pledgor agrees to pledge the right on bank deposits according Clause 1 as security for various debts of the Pledgor, existing at present and to be existed in the future, for the principal amount of Baht 125,000,000.- (One Hundred Twenty-Five Million Baht) and all accessories as stipulated in
     Section 748 of the Civil and Commercial Code. The Pledgor agrees to pay interest at a rate of 18.5% p.a. If enforcement of the pledge is insufficient to pay the debt, the Pledgor agrees to pay the amount in shortage to the Pledgee accordingly.

3. The Pledgor agrees not to exercise the right to withdraw the pledged bank account, unless for paying the debt under the pledge to the Pledgee.

4. In case the Pledgor has deposited any additional amount into the pledged bank account or the amount has been increased due to interest, the Pledgor agrees that the increased amount shall become the pledged property under this agreement as well, and this shall not deprive the Pledgee's right as stipulated in Section 761 of the Civil and Commercial Code.

5. In case the right on the pledged property becomes due before the due date of payment, the Pledgor consents the Pledgee to withdraw or accept the money plus interest and hold them continuously or to extend the validity of deposits thereof; as the Pledgee shall select to do so. This shall be deemed as continued pledge under this agreement until the Pledgor shall have made payment to the Pledgee in full.


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6.       Since  the  Pledgee  is a debtor  according  to the  deposit  Agreement obliged to return the amount deposited along with interest to the Pledgor, and at the same time the Pledgee takes the pledge of right of receiving the deposit, therefore the Pledgee and Pledgor agree that this Agreement be the Pledgee's notice to enforce the pledge in accordance to law.

7. It's apparently understood that the pledge under this Agreement does not deprive the Pledgee's right to subtract debt without notice to the Pledgor even though the debt is not yet due, and it's not necessary to auction the pledged property.

         The Pledgor has read and understood all the clauses in this Agreement which meet his intent and thereby signs his name, and hands over it to the Pledgee to hold.



                    By ...........................................Pledgor
                             (Mr. Vichai Raksriaksorn)            Director


                    By ...........................................Witness
                             (Miss Janthima Sangwichien)


                    By ...........................................Witness
                             (Mrs. Sangravee Sukhonkajorn)